Exhibit 99.1

Horizon Technology Finance Announces First Quarter 2019 Financial Results

- Fourth Consecutive Quarter of Portfolio Growth -

- Debt Portfolio Yield of 14.4% -

Farmington, Connecticut – April 30, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Net investment income of $3.2 million, or $0.28 per share
•	Successfully raised $23.3 million in net proceeds in common stock offering
•	Total investment portfolio of $266.2 million as of March 31, 2019
•	Net asset value of $156.4 million, or $11.55 per share, as of March 31, 2019
•	Funded six loans totaling $40.2 million; experienced liquidity events from three portfolio companies
•	Cash on hand of $22 million and capacity of $30 million to borrow under KeyBank credit facility as of March 31, 2019
•	Grew joint venture investment portfolio and accessed New York Life credit facility
•	Achieved annualized portfolio yield on debt investments of 14.4%
•	Held portfolio of warrant and equity positions in 76 companies as of March 31, 2019
•	Subsequent to quarter end, declared monthly distributions of $0.10 per share payable in July, August and September 2019
•	Maintained $0.10 per share of undistributed spillover income as of March 31, 2019

“Horizon produced another quarter of solid fundamental performance to start 2019 and grew its overall portfolio for the fourth consecutive quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “During the quarter, we originated six new loans for $40.2 million and achieved a strong annualized loan portfolio yield of 14.4%. Our performance is a testament to our disciplined underwriting and the utilization of our predictive pricing strategy in structuring loans.”

“In addition, our proactive portfolio management helped us maintain our stable credit quality and contributed to another quarter with no loans on non-accrual,” added Mr. Pomeroy. “We also were pleased to complete a successful equity capital raise, further increasing our liquidity profile, which will support additional portfolio growth. With market demand remaining robust for venture debt, we believe we are positioned to deliver sustained long-term value to our shareholders.”

First Quarter 2019 Operating Results

Total investment income for the quarter ended March 31, 2019 grew 16% to $8.3 million, compared to $7.2 million for the quarter ended March 31, 2018. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and higher interest rates.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2019 and 2018 was 14.4% for both periods. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended March 31, 2019 were $5.1 million, compared to $4.0 million for the quarter ended March 31, 2018. The increase was primarily due to $0.6 million additional interest expense, $0.3 million in higher net performance-based incentive fees and $0.2 million in additional base management fees. During the quarter, the Company’s Advisor waived $1.1 million of performance-based incentive fees which it had previously earned, but deferred. The waiver reduced net expense, thus increasing net investment income for the quarter ended March 31, 2019.

Net investment income for the quarter ended March 31, 2019 was $3.2 million, or $0.28 per share, comparable with the quarter ended March 31, 2018.

For the quarter ended March 31, 2019, net realized gain on investments was $1.2 million, or $0.10 per share, compared to net realized loss on investments of $0.1 million, or $0.01 per share, for the quarter ended March 31, 2018.

For the quarter ended March 31, 2019, net unrealized depreciation on investments was $1.4 million, or $0.12 per share, as compared to net unrealized depreciation on investments of $0.5 million, or $0.04 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2019, the Company’s debt portfolio consisted of 35 secured loans with an aggregate fair value of $235.3 million. In addition, the Company’s total warrant, equity and other investments in 80 portfolio companies had an aggregate fair value of $17.5 million, and the Company’s 50% equity interest in its joint venture had a fair value of $13.3 million as of March 31, 2019. Total portfolio investment activity for the three months ended March 31, 2019 and 2018 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2019	2018
Beginning portfolio	$248,441	$222,099

New debt investments	38,082	11,041

Less refinanced debt investments	—	(2,479)

Net new debt investments	38,082	8,562

Principal payments received on investments	(4,523)	(8,799)

Early pay-offs	(14,090)	(6,741)

Accretion of debt investment fees	658	510

New debt investment fees	(538)	(1,195)

New equity	—	791

Proceeds from sale of investments	(1,768)	(2,715)

Dividend income from controlled affiliate investments	331	—

Distributions from controlled affiliate investments	(233)	—

Net realized gain (loss) on investments	1,151	(149)

Net unrealized depreciation on investments	(1,359)	(458)

Ending portfolio	$266,152	$211,905

Net Asset Value

At March 31, 2019, the Company’s net assets were $156.4 million, or $11.55 per share, as compared to $134.3 million, or $11.65 per share, as of March 31, 2018, and $134.3 million, or $11.64 per share, as of December 31, 2018.

For the quarter ended March 31, 2019, net increase in net assets resulting from operations was $3.0 million, or $0.26 per share, compared to $2.6 million, or $0.23 per share, for the quarter ended March 31, 2018.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2019 and December 31, 2018:

($ in thousands)	March 31, 2019			December 31, 2018
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$26,927	11.4%	6	$41,677	19.3%
3	27	197,634	84.0%	23	155,439	71.8%
2	4	10,707	4.6%	5	19,285	8.9%
1	—	—	—	—	—	—
Total	35	$235,268	100.0%	34	$216,401	100.0%

As of March 31, 2019 and December 31, 2018, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of March 31, 2019 and December 31, 2018, there were no debt investments with an internal credit rating of 1.

Liquidity Events

During the quarter ended March 31, 2019, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In February, Rocket Lawyer Incorporated (“Rocket Lawyer”) prepaid its outstanding principal balance of $9.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Rocket Lawyer.

In February, Luxtera, Inc., in connection with its sale to Cisco, prepaid its outstanding principal balance of $3.5 million on its venture loan, plus interest and prepayment fee, and Horizon received proceeds of approximately $0.8 million in connection with the termination of Horizon’s warrants.

In February, Horizon received proceeds of approximately $1.0 million upon the sale of Horizon’s equity investment in Insmed Incorporated.

Liquidity and Capital Resources

As of March 31, 2019, the Company had $26.5 million in available liquidity, consisting of $22.2 million in cash and $4.3 million in funds available under existing credit facility commitments.

As of March 31, 2019, there was $95.5 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of March 31, 2019, the Company’s debt to equity leverage ratio was 85%, and the asset coverage ratio for borrowed amounts was 218%.

Stock Repurchase Program

On April 26, 2019, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2020 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended March 31, 2019, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2019, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Second Quarter 2019

On April 26, 2019, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of July, August and September 2019. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 18, 2019	June 19, 2019	July 16, 2019	$0.10
July 17, 2019	July 18, 2019	August 15, 2019	$0.10
August 16, 2019	August 19, 2019	September 17, 2019	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning taxable net investment income of $0.30 per share for the quarter, the Company's undistributed spillover income as of March 31, 2019 was $0.10 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 1, 2019, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 677-9112 (domestic) or (708) 290-1396 (international). The access code for all callers is 6174347. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through May 2, 2019 at (855) 859-2056 in the United States and (404) 537-3406 International, passcode 6174347. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities

(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2019	2018

Assets
Non-affiliate investments at fair value (cost of $248,890 and $229,772, respectively)	$245,226	$227,624
Non-controlled affiliate investments at fair value (cost of $7,742 and $7,887, respectively)	7,581	7,574
Controlled affiliate investments at fair value (cost of $13,360 and $13,262, respectively)	13,345	13,243
Total investments at fair value (cost of $269,992 and $250,921, respectively)	266,152	248,441
Cash	22,163	12,591
Interest receivable	4,848	3,966
Other assets	1,628	1,751
Total assets	$294,791	$266,749

Liabilities
Borrowings	$131,923	$126,853
Distributions payable	4,062	3,461
Base management fee payable	447	422
Incentive fee payable	808	991
Other accrued expenses	1,127	765
Total liabilities	138,367	132,492

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 13,705,946 and 11,702,594 shares issued and 13,538,481 and 11,535,129 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	14	12
Paid-in capital in excess of par	202,818	179,616
Distributable earnings	(46,408)	(45,371)
Total net assets	156,424	134,257
Total liabilities and net assets	$294,791	$266,749
Net asset value per common share	$11.55	$11.64

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2019	2018
Investment income
Interest income on investments
Interest income on non-affiliate investments	$7,434	$6,622
Interest income on affiliate investments	223	131
Total interest income on investments	7,657	6,753
Fee income
Fee income on non-affiliate investments	313	422
Fee income on affiliate investments	5	—
Total fee income	318	422
Dividend income
Dividend income on controlled affiliate investments	331	—
Total dividend income	331	—
Total investment income	8,306	7,175
Expenses
Interest expense	2,048	1,484
Base management fee	1,297	1,114
Performance based incentive fee	1,948	545
Administrative fee	211	184
Professional fees	491	445
General and administrative	218	193
Total expenses	6,213	3,965
Performance based incentive fee waived	(1,140)	—
Net expenses	5,073	3,965
Net investment income	3,233	3,210
Net realized and unrealized loss on investments
Net realized gain (loss) on non-affiliate investments	1,151	(149)
Net realized gain (loss) on investments	1,151	(149)
Net unrealized depreciation on non-affiliate investments	(1,515)	(332)
Net unrealized appreciation (depreciation) on affiliate investments	152	(126)
Net unrealized appreciation on controlled affiliate investments	4	—
Net unrealized depreciation on investments	(1,359)	(458)
Net realized and unrealized loss on investments	(208)	(607)
Net increase in net assets resulting from operations	$3,025	$2,603
Net investment income per common share	$0.28	$0.28
Net increase in net assets per common share	$0.26	$0.23
Distributions declared per share	$0.30	$0.30
Weighted average shares outstanding	11,670,196	11,522,153